EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Net gains (losses) on sales of loans and mortgage-backed securities
    Loan servicing income (loss), net
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale, net
    Delinquent loans
    Non-performing assets

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Financial Officer (949)509-4440

DOWNEY ANNOUNCES FIRST QUARTER EARNINGS

          Newport Beach, California - April 16, 2004 - Downey Financial Corp. (NYSE: DSL) reported that net income for the first quarter of 2004 totaled $8.9 million or $0.32 per share on a diluted basis, down from $30.2 million or $1.08 per share in the year-ago first quarter. No shares of common stock were repurchased during the current quarter, and $38 million of the previously announced $50 million authorization remains available for future share repurchases.

          The decline in net income between first quarters reflected:

  A $18.4 million decline from gains on sales of loans due primarily to a lower volume of fixed rate loans being originated and sold;
  A $11.5 million or 14.3% decline in net interest income, reflecting the decline in the effective interest rate spread that had already occurred prior to the current quarter;
  A $3.5 million increase in provision for loan losses due to growth during the quarter in the loan portfolio;
  A $3.1 million or 6.0% increase in general and administrative expense; and
  A $2.5 million decline in income from a litigation award received in the year-ago quarter.

The loss from loan servicing was $0.6 million greater than a year ago. However, that increased loss was more than offset by a $2.1 million gain in the current quarter from the sale of investment securities that were acquired as a partial economic hedge against the value of mortgage servicing rights.

          Marangal I. Domingo, President and Chief Executive Officer, commented, "We expected net income this quarter to be below year-ago levels due to lower gains from sales of loans and net interest income. We did not expect, however, for long-term market interest rates to fall during the quarter, thereby impairing the value of our mortgage servicing rights and requiring us to add $12.9 million to the valuation allowance, which was only slightly higher than the year-ago level."

          Mr. Domingo continued by stating, "Despite our disappointing first quarter earnings, we were encouraged by several positive developments. First, our portfolio loan originations reached a record quarterly level resulting in almost $1 billion of balance sheet growth and, based upon our current pipeline, this growth should continue allowing us to deploy our capital profitably. Second, we entered into interest rate swap contracts during the latter part of the first quarter as a fair value hedge against certain existing fixed rate borrowings that mature in the fourth quarter of 2008. These swaps effectively convert the borrowings from fixed to adjustable rate and better match the adjustable rate loans now being funded with those borrowings. Assuming no change in the level of 3-month Libor, these swaps will reduce interest expense by approximately $9 million per year." The notional amount of the swaps is $430 million on which Downey receives a weighted average fixed rate of 3.23% and pays 3-month Libor.

Page 1

Hedging Stategy

          Finally, with respect to mortgage servicing rights, Mr. Domingo stated, "Just prior to the end of March, we established a partial economic hedge against future MSR value declines by purchasing approximately $500 million of securities classified as available for sale. Our hedging strategy is fairly simple. During periods when long-term interest rates decline, the value of our MSRs will fall and the resultant MSR valuation addition will be partially offset by securities gains. However, if long-term interest rates rise causing MSR values to improve, the securities will be in a loss position and may be sold at a loss, with the intention to reset the hedge at a higher market interest rate. Any realized loss from the securities sales will be mitigated by the favorable earnings impact associated with the recapture of any existing MSR valuation allowance. While this strategy is not constructed to be a perfect hedge, it is expected to reduce earnings volatility from changing MSR values. The initial securities position we purchased was sold the last day of the quarter and on the same day, we reset the hedge amount for the second quarter."

Net Interest Income

          Net interest income totaled $69.4 million in the first quarter of 2004, down $11.5 million or 14.3% between first quarters. The decline reflected a lower effective interest rate spread, as interest-earning assets averaged $11.487 billion in the current quarter, up 1.7% from a year ago. The effective interest rate spread averaged 2.42% in the current quarter, down from 2.86% a year ago but up from 2.40% in the fourth quarter of 2003. The decline between first quarters was due to the yield on interest-earning assets declining more rapidly than the cost of funds. The more rapid decline in the yield on interest-earning assets primarily reflected a positive interest rate gap (i.e., more interest-earning assets reprice to market interest rates within one year than do interest-bearing liabilities). In addition, the decline in the effective interest rate spread also reflected a higher proportion of MTA ARMs that currently have lower fully-indexed yields than COFI ARMs and a lower percentage of higher yielding subprime loans.

Provision for Loan Losses

          During the current quarter, provision for loan losses totaled $1.8 million, compared to a $1.7 million reversal in the year-ago first quarter. The higher provision was due to growth in the loan portfolio, whereas the reversal a year ago reflected both a decline in the loan portfolio as well as an improvement in credit quality. The allowance for loan losses was $32 million at March 31, 2004, compared to $30 million at year-end 2003 and $33 million at March 31, 2003. Net charge-offs totaled $0.1 million in the first quarter of 2004, compared to $0.2 million in the year-ago quarter.

Other Income

          Other income totaled $3.0 million in the first quarter of 2004, down $19.1 million from a year ago. Contributing to the decline between first quarters was:

  A $18.4 million decrease in net gains from sales of loans and mortgage-backed securities. Net gains in the current quarter totaled $1.4 million, including a $3.3 million loss due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. Excluding the impact of SFAS 133, a gain equal to 0.69% on secondary market sales of $679 million was realized, compared to the year-ago gain of 1.23% on secondary market sales of $1.624 billion.
  A $2.5 million decrease in income from a litigation award received in the year-ago quarter.
Page 2
  A $0.6 million increase in the loss from loan servicing activities. The current quarter loss from loan servicing totaled $14.2 million and included a $12.9 million addition to the valuation allowance for mortgage servicing rights, whereas the year-ago quarter included a provision of $11.4 million. At March 31, 2004, mortgage servicing rights, net of a $22 million valuation allowance, totaled $70 million or 0.76% of the $9.126 billion of associated loans serviced for others.

Those items were partially offset by a $2.1 million gain from the sale of securities purchased as a partial economic hedge against the valuation of mortgage servicing rights. In addition, loan and deposit related fees were $0.5 million higher, primarily reflecting higher fees from checking accounts and automated teller machines.

Operating Expense

          Operating expense totaled $55.0 million in the current quarter, up $2.7 million or 5.2% from the first quarter of 2003, due to higher general and administrative expense. The increase was primarily in salaries and related costs, up $1.4 million or 4.2%, and advertising expense, up $0.9 million.

Assets, Loan Originations and Deposits

          At March 31, 2004, assets totaled $13.5 billion, up $2.1 billion or 18.2% from a year ago and up $1.9 billion from December 31, 2003. During the past three months, portfolio originations exceeded loan payoffs, resulting in an increase of $948 million in loans held for investment. In addition, loans held for sale were $249 million higher, while securities available for sale increased $182 million. Included within securities available for sale at quarter end were $517 million associated with the previously mentioned partial economic hedge of mortgage servicing rights. Also, other assets were higher and included a receivable of $507 million related to securities sold the last day of the quarter, for which proceeds were received the next business day.

          Loan originations (including purchases) totaled $2.956 billion in the first quarter of 2004, up from $2.441 billion in the first quarter of 2003. Loans originated for sale declined $679 million to $928 million, while single family loans originated for portfolio increased by $1.120 billion to a quarterly record of $1.903 billion. Of the current quarter total originated for portfolio, $173 million represented subprime credits. At quarter end, the subprime portfolio totaled $1.022 billion, with an average loan-to-value ratio at origination of 73% and, of the total, 92% represented "Alt. A and A-" credits. In addition to single family loans, $125 million of other loans were originated in the quarter.

          Deposits totaled $8.8 billion at March 31, 2004, down 2.0% from the year-ago level but up $523 million or 6.3% since the end of 2003. During the quarter, one in-store branch was closed due to the sale of the grocery store in which it was located. The associated deposits have been temporarily transferred to another branch pending the opening of a replacement location expected in the second quarter. This brings the total number of branches to 171, of which 168 are in California and three are in Arizona. At quarter end, the average deposit size of our 72 traditional branches was $102 million, while the average deposit size of our 99 in-store branches was $15 million.

Non-Performing Assets

          Non-performing assets increased $5 million during the quarter to $54 million, or 0.40% of total assets, compared to 0.42% at year-end 2003. The increase during the quarter was primarily in prime residential loans.

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Regulatory Capital Ratios

          At March 31, 2004, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 6.90% and a risk-based capital ratio of 13.36%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information contact: Thomas E. Prince, Executive Vice President and Chief Financial Officer at (949)509-4440.

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in Thousands, Except Per Share Data)	2004	2003	2003

Assets
Cash	$115,905	$111,667	$136,461
Federal funds	2,300	1,500	1,201

Cash and cash equivalents	118,205	113,167	137,662
U.S. Treasury securities, agency obligations and other investment
securities available for sale, at fair value	872,103	690,347	214,516
Municipal securities held to maturity, at amortized cost (estimated
fair value of $6,135 at March 31, 2003)	-	-	6,148
Loans held for sale, at lower of cost or fair value	529,085	279,657	633,676
Mortgage-backed securities available for sale, at fair value	327	334	1,875
Loans receivable held for investment	11,064,686	10,116,519	10,040,006
Investments in real estate and joint ventures	35,768	35,716	34,307
Real estate acquired in settlement of loans	5,189	5,803	10,205
Premises and equipment	108,372	110,316	114,201
Federal Home Loan Bank stock, at cost	124,277	123,089	119,125
Investment in Downey Financial Capital Trust I	3,711	3,711	3,711
Mortgage servicing rights, net	69,721	82,175	56,506
Other assets	593,685	85,146	69,712

	$13,525,129	$11,645,980	$11,441,650

Liabilities and Stockholders’ Equity
Deposits	$8,817,173	$8,293,758	$8,997,558
Securities sold under agreements to repurchase	507,027	-	-
Federal Home Loan Bank advances	2,424,230	2,125,150	1,300,850
Real estate notes	4,144	4,161	-
Junior subordinated debentures	123,711	123,711	123,711
Accounts payable and accrued liabilities	604,757	63,584	91,839
Deferred income taxes	119,530	118,598	76,042

Total liabilities	12,600,572	10,728,962	10,590,000

Stockholders’ equity:
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at March 31, 2004, December 31, 2003 and
March 31, 2003; outstanding 27,953,747 shares at March 31, 2004 and
27,928,722 shares at both December 31, 2003 and March 31, 2003	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive income (loss)	1,753	807	(579)
Retained earnings	839,898	834,307	770,325
Treasury stock, at cost, 281,275 shares at March 31, 2004 and 306,300 shares
at both December 31, 2003 and March 31, 2003	(11,168)	(12,170)	(12,170)

Total stockholders’ equity	924,557	917,018	851,650

	$13,525,129	$11,645,980	$11,441,650

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,

(Dollars in Thousands, Except Per Share Data)	2004	2003

Interest income
Loans receivable	$115,530	$142,489
U.S. Treasury securities and agency obligations	4,064	3,137
Mortgage-backed securities	3	16
Other investments	1,198	1,655

Total interest income	120,795	147,297

Interest expense
Deposits	32,600	47,850
Federal Home Loan Bank advances and other borrowings	15,705	15,417
Junior subordinated debentures	3,134	3,134

Total interest expense	51,439	66,401

Net interest income	69,356	80,896
Provision for (reduction of) loan losses	1,804	(1,709)

Net interest income after provision for (reduction of) loan losses	67,552	82,605

Other income, net
Loan and deposit related fees	12,456	11,978
Real estate and joint ventures held for investment, net	926	943
Secondary marketing activities:
Loan servicing loss, net	(14,245)	(13,686)
Net gains on sales of loans and mortgage-backed securities	1,372	19,763
Net gains on sales of mortgage servicing rights	-	5
Net gains on sales of investment securities	2,112	8
Litigation award	-	2,452
Other	332	579

Total other income, net	2,953	22,042

Operating expense
Salaries and related costs	35,569	34,126
Premises and equipment costs	8,208	7,713
Advertising expense	1,708	793
SAIF insurance premiums and regulatory assessments	757	831
Professional fees	368	628
Other general and administrative expense	8,482	7,893

Total general and administrative expense	55,092	51,984
Net operation of real estate acquired in settlement of loans	(72)	297

Total operating expense	55,020	52,281

Income before income taxes	15,485	52,366
Income taxes	6,573	22,149

Net income	$8,912	$30,217

PER SHARE INFORMATION
Basic	$0.32	$1.08

Diluted	$0.32	$1.08

Cash dividends declared and paid	$0.10	$0.09

Weighted average diluted shares outstanding	27,980,542	27,966,367

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,

(Dollars in Thousands)	2004	2003

Net income by business segment
Banking	$8,387	$29,505
Real estate investment	525	712

Total net income	$8,912	$30,217

Selected financial ratios
Effective interest rate spread	2.42%	2.86%
Efficiency ratio (a)	77.18	52.23
Return on average assets	0.30	1.03
Return on average equity	3.88	14.41

Asset activity
Loans for investment portfolio: (b)
Originations:
Residential one-to-four units	$1,730,470	$706,260
Residential one-to-four units — subprime	172,545	76,488
All other	125,391	51,155
Repayments	(1,064,293)	(1,127,612)

Loans originated for sale portfolio (b)	927,777	1,607,147

Loans and mortgage-backed securities sold	(678,746)	(1,624,166)

Increase (decrease) in loans (including mortgage-backed
securities)	1,197,588	(301,385)

Increase (decrease) in assets	1,879,149	(540,228)

Increase (decrease) in deposits	523,415	(240,792)

Increase (decrease) in borrowings	806,090	(323,234)

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
	2004	2003	2003

Capital ratios (Bank only)
Tangible	6.90%	7.96%	7.26%
Core	6.90	7.96	7.26
Risk-based	13.36	15.55	13.87

Book value per share	$33.07	$32.83	$30.49

Number of branches including in-store locations	171	172	165

(a) The amount of general and administrative expense incurred for each $1 of net interest income plus other income, except for income associated with real estate held for investment and litigation award.
(b) Includes loans purchased.
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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31, 2004			December 31, 2003			March 31, 2003

			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Average balance sheet data
Interest-earning assets:
Loans	$10,825,710	$115,530	4.27%	$10,084,352	$111,117	4.41%	$10,759,397	$142,489	5.30%
Mortgage-backed securities	331	3	3.63	1,384	10	2.89	2,012	16	3.18
Investment securities	660,750	5,262	3.20	803,792	6,053	2.99	537,386	4,792	3.62

Total interest-earning assets	11,486,791	120,795	4.21	10,889,528	117,180	4.30	11,298,795	147,297	5.21
Non-interest-earning assets	406,088			396,662			407,422

Total assets	$11,892,879			$11,286,190			$11,706,217

Transaction accounts:
Non-interest-bearing checking	$445,618	$-	-%	$441,624	$-	-%	$384,088	$-	-%
Interest-bearing checking (a)	519,572	459	0.36	464,583	290	0.25	425,810	299	0.28
Money market	140,055	364	1.05	139,445	367	1.04	124,194	414	1.35
Regular passbook	3,917,514	10,863	1.12	4,041,057	12,154	1.19	3,764,522	14,829	1.60

Total transaction accounts	5,022,759	11,686	0.94	5,086,709	12,811	1.00	4,698,614	15,542	1.34
Certificates of deposit	3,460,434	20,914	2.43	3,347,441	20,785	2.46	4,276,882	32,308	3.06

Total deposits	8,483,193	32,600	1.55	8,434,150	33,596	1.58	8,975,496	47,850	2.16
FHLB advances and other borrowings (b)	2,206,909	15,705	2.86	1,662,003	15,197	3.63	1,599,094	15,417	3.91
Junior subordinated debentures	123,711	3,134	10.13	123,711	3,134	10.13	123,711	3,134	10.13

Total deposits and borrowings	10,813,813	51,439	1.91	10,219,864	51,927	2.02	10,698,301	66,401	2.52
Other liabilities	159,349			159,479			169,277
Stockholders’ equity	919,717			906,847			838,639

Total liabilities and stockholders’ equity	$11,892,879			$11,286,190			$11,706,217

Net interest income/interest rate spread		$69,356	2.30%		$65,253	2.28%		$80,896	2.69%
Excess of interest-earning assets over
deposits and borrowings	$672,978			$669,664			$600,494
Effective interest rate spread			2.42			2.40			2.86

(a) Included amounts swept into money market deposit accounts.
(b) Starting in the first quarter of 2004, the impact of swap contracts were included, with notional amounts totaling $430 million of receive-fixed, pay-3-month Libor variable interest, which serve as a permitted hedge against a portion of our FHLB advances.
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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2004	2003	2003

Loan and deposit related fees
Loan related fees:
Prepayment fees	$3,799	$4,320	$3,413
Other fees	2,000	2,117	2,574
Deposit related fees:
Automated teller machine fees	2,243	2,187	2,086
Other fees	4,414	4,420	3,905

Total loan and deposit related fees	$12,456	$13,044	$11,978

Net gains (losses) on sales of loans and mortgage-backed
securities
Mortgage servicing rights	$5,968	$9,091	$14,954
All other components excluding SFAS 133	(1,314)	(4,553)	4,948
SFAS 133	(3,282)	1,016	(139)

Total net gains on sales of loans and
mortgage-backed securities	$1,372	$5,554	$19,763

Secondary marketing gain excluding SFAS 133 as
percent of associated sales	0.69%	0.48%	1.23%

Loan servicing income (loss), net
Net cash servicing fees	$5,704	$5,681	$5,016
Payoff and curtailment interest cost (a)	(1,527)	(1,597)	(2,525)
Amortization of MSRs	(5,519)	(5,001)	(4,771)
(Provision for) reduction of impairment of MSR’s	(12,903)	7,685	(11,406)

Total loan servicing income (loss), net	$(14,245)	$6,768	$(13,686)

Mortgage servicing rights activity
Gross balance at beginning of period	$95,183	$92,665	$90,584
Additions	5,968	9,091	14,954
Amortization	(5,519)	(5,001)	(4,771)
Sales	-	-	-
Impairment write-down	(3,866)	(1,572)	(8,589)

Gross balance at end of period	91,766	95,183	92,178

Allowance balance at beginning of period	13,008	22,265	32,855
Provision for (reduction of) impairment	12,903	(7,685)	11,406
Impairment write-down	(3,866)	(1,572)	(8,589)

Allowance balance at end of period	22,045	13,008	35,672

Total mortgage servicing rights, net	$69,721	$82,175	$56,506

As a percentage of associated mortgage loans	0.76%	0.89%	0.67%
Estimated fair value (b)	$69,721	$82,314	$56,506
Weighted average expected life (in months)	49	59	39
Custodial account earnings rate	1.47%	1.65%	1.58%
Weighted average discount rate	8.98	8.95	7.39

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2004	2003	2003

Mortgage loans serviced for others
Total	$9,167,834	$9,313,948	$8,535,480
With capitalized mortgage servicing rights: (b)
Amount	9,126,444	9,268,308	8,460,152
Weighted average interest rate	5.73%	5.79%	6.35%

Custodial account balances	$359,146	$232,562	$452,980

(a) Represents contractual obligation to pay interest at the investor’s rate from the date the loan is repaid until the funds are remitted to the investor. This does not include the benefit of the use of repaid loan funds to reduce borrowings and its associated interest expense, which is reported in net interest income.
(b) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans temporarily sub-serviced without capitalized mortgage servicing rights.
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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2004	2003	2003

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$9,619,830	$8,737,471	$8,442,914
Residential one-to-four units — subprime	1,022,072	988,039	1,300,418

Total residential one-to-four units	10,641,902	9,725,510	9,743,332
Residential five or more units	101,196	92,928	21,340
Commercial real estate	42,314	49,286	58,143
Construction	88,676	105,706	100,767
Land	1,587	16,855	39,962
Non-mortgage:
Commercial	5,150	4,975	14,922
Automobile	2,816	3,823	9,165
Other consumer	130,549	95,319	61,744

Total loans held for investment	11,014,190	10,094,402	10,049,375
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	82,568	52,447	23,734
Allowance for losses	(32,072)	(30,330)	(33,103)

Total loans held for investment, net	$11,064,686	$10,116,519	$10,040,006

Loans held for sale, net
Residential one-to-four units	$526,311	$276,295	$631,261
Other consumer	1,420	3,090	-
Capitalized basis adjustment (a)	1,354	272	2,415

Total loans held for sale	$529,085	$279,657	$633,676

Delinquent loans
30-59 days	$16,750	$21,660	$26,700
60-89 days	8,683	10,071	14,807
90+ days (b)	34,790	29,887	44,233

Total delinquent loans	$60,223	$61,618	$85,740

Delinquencies as a percentage of total loans	0.52%	0.59%	0.80%

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$31,037	$26,325	$34,426
Residential one-to-four units — subprime	16,846	15,980	30,086
Other	516	523	683

Total non-accrual loans	48,399	42,828	65,195
Real estate acquired in settlement of loans	5,189	5,803	10,205
Repossessed automobiles	7	-	-

Total non-performing assets	$53,595	$48,631	$75,400

Non-performing assets as a percentage of total assets	0.40%	0.42%	0.66%

(a) Reflects the change in fair value of the rate lock derivative from the date of commitment to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.

Note: Certain prior period amounts have been reclassified to conform to the current presentation.
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